Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS SOLID FIRST QUARTER PERFORMANCE

FULL YEAR RESULTS EXPECTED TO REACH HIGH END OF GUIDANCE

STAMFORD, CONNECTICUT – April 19, 2010 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2010 net income attributable to common shareholders of $33.2 million, or $0.56 per diluted share, compared to first quarter 2009 net income attributable to common shareholders of $23.3 million, or $0.40 per diluted share. Excluding Special Items in the first quarter of 2009 totaling approximately $5.0 million, or $0.08 per share, primarily associated with a legal settlement, earnings per share increased 17% from $0.48 to $0.56 in the first quarter of 2010. (Please see the attached Non-GAAP Financial Measures table.)

First quarter 2010 sales of $530.3 million decreased $24.8 million, or 4%, compared to the first quarter of 2009, resulting from a core sales decline of $44.4 million (8%), partially offset by favorable foreign currency translation of $19.2 million (4%), and an increase in sales from acquisitions net of divestitures of $0.4 million.

Operating profit for the first quarter of 2010 was $53.3 million compared to $37.9 million in the first quarter of 2009, which was adversely affected by the Special Items which amounted to $7.3 million on a pre-tax basis. Excluding the Special Items, operating profit of $53.4 million increased 18% from $45.2 million in 2009 and operating profit margins increased 200 basis points to 10.1% versus 8.1%. (Please see the attached Non-GAAP Financial Measures table.)

“I am very pleased with the first quarter results which reflect our strong market positions, continued investments in front-end resources, and sustained discipline on cost management. Sales were lower than the prior year by 4%, representing the smallest year-over-year decline since the third quarter of 2008, while operating profit before Special Items increased 18%, reflecting sharply improved profitability in our Aerospace and Engineered Materials businesses,” said Crane Co. president and chief executive officer, Eric C. Fast. “With better than anticipated results in the first quarter and current order trends, we now expect 2010 earnings per share to reach the high end of our guidance range of $2.15 to $2.35.”

Order backlog was $706 million at March 31, 2010, and included $22 million associated with the Merrimac Industries, Inc. acquisition completed during the first quarter of 2010, as compared to $664 million at December 31, 2009, and $724 million at March 31, 2009 which included $22 million associated with the GTC divestiture completed in the fourth quarter of 2009.

Crane Co. Completed Acquisition of Merrimac Industries

On February 3, 2010, Crane acquired Merrimac Industries, Inc. (“Merrimac”), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM®), for approximately $54 million including the repayment of $2.6 million of Merrimac debt.

Cash Flow and Financial Position

Cash provided by operating activities in the first quarter of 2010 totaled $16.8 million compared to $15.4 million in the first quarter of 2009. Free cash flow (cash provided by operating activities less capital spending) for the first quarter of 2010 was $12.7 million, compared to $5.4 million in the prior year. The Company’s cash position at March 31, 2010 was $319.6 million, as compared to $372.7 million at December 31, 2009, and $210.3 million at March 31, 2009. (Please see the Condensed Statement of Cash Flows and Non-GAAP table.)

Segment Results

All comparisons detailed in this section refer to the first quarter 2010 versus the first quarter 2009.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2010	2009
Sales	$133.6	$151.9	($18.3)	-12%
Operating Profit	$24.5	$17.2	$7.3	42%
Profit Margin	18.3%	11.3%

First quarter 2010 sales decreased $18.3 million, or 12%, reflecting a $14.4 million decrease in Aerospace Group sales and a decrease of $3.9 million in Electronics Group revenue. The Aerospace sales decline reflected both lower commercial OEM, particularly for regional and business jets, and reduced aftermarket activity. Segment operating profit of $24.5 million, which included $1.9 million of costs associated with the acquisition of Merrimac, increased by $7.3 million, or 42%, driven by lower engineering spending in the Aerospace Group as several major development programs moved into final stage, and operating performance improvement in the Electronics Group. Operating profit margins were very strong in both the Aerospace and Electronics Groups.

Aerospace & Electronics order backlog was $388 million at March 31, 2010 and included $22 million associated with the Merrimac acquisition completed during the first quarter of 2010, as compared to $351 million at December 31, 2009, and $396 million at March 31, 2009 which included $22 million associated with the GTC divestiture completed in the fourth quarter of 2009.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2010	2009
Sales	$53.8	$38.2	$15.6	41%
Operating Profit	$8.5	$1.5	$7.1	474%
Profit Margin	15.9%	3.9%

Segment sales of $53.8 million increased 41% compared to the first quarter of 2009, as a result of very strong demand in the recreational vehicle market and modest sales growth in transportation, only partially offset by continued weakness in the building products market. Operating profit of $8.5 million and operating margins of 15.9% improved significantly compared to 2009, reflecting the impact of higher sales volumes and a reduced cost base.

Merchandising Systems

	First Quarter		Change
(dollars in millions)	2010	2009
Sales	$70.2	$71.7	($1.5)	-2%
Operating Profit	$5.0	$3.0	$2.0	67%
Profit Margin	7.1%	4.2%

Merchandising Systems sales of $70.2 million decreased $1.5 million, or 2%, reflecting flat sales in Vending Solutions and a small decline in Payment Solutions. Operating profit increased, driven by lower costs related to the consolidation of the Company’s North American vending machine production from St. Louis, Missouri to its Williston, South Carolina facility.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2010	2009
Sales	$247.8	$266.5	($18.7)	-7%
Operating Profit	$28.0	$36.8	($8.8)	-24%
Profit Margin	11.3%	13.8%

First quarter 2010 sales decreased $18.7 million, or 7%, which included a core sales decline of $34.4 million (13%), partially offset by favorable foreign currency translation of $15.7 million (6%). Sales declined in the Company’s later-cycle energy, chemical and pharmaceutical businesses as continued weakness in project activity levels was only partially moderated by improving trends in MRO activity. Fluid Handling operating profit margins decreased to 11.3%

from last year’s level of 13.8%, primarily reflecting the impact of lower sales. Fluid Handling margins are expected to remain in the 12% - 13% range for the full year.

Fluid Handling order backlog remained stable at approximately $250 million. The backlog was $254 million at March 31, 2010, compared to $250 million at December 31, 2009, and $276 million at March 31, 2009.

Controls

	First Quarter		Change
(dollars in millions)	2010	2009
Sales	$24.9	$26.8	($1.9)	-7%
Operating Profit	$0.1	$0.4	($0.3)	-70%
Profit Margin	0.5%	1.5%

First quarter 2010 sales of $24.9 million declined 7%, reflecting continued general weakness in end market conditions offset by some improvement in oil & gas related demand.

Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 20, 2010 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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